Exhibit 99.2

Trex Company

Fourth Quarter 2025 Earnings Conference Call

Tuesday, February 24, 2026, 04:30 PM ET

CORPORATE PARTICIPANTS

Bryan Fairbanks--President and Chief Executive Officer

Prithvi Gandhi--Senior Vice President and Chief Financial Officer

Adam Zambanini--Executive Vice President and Chief Operating Officer

Amy Fernandez--Senior Vice President, Chief Legal Officer, Secretary and Chief Sustainability Officer

Casey Kotary--Investor Relations

PRESENTATION

Operator

Good day, and welcome to the Trex Company, Inc. Fourth Quarter 2025 Earnings Conference Call. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer; Adam Zambanini, Executive Vice President, and Chief Operating Officer; and Prith Gandhi, Senior Vice President, and Chief Financial Officer. Also joining the call is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary; as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the fourth quarter and full year 2025. This release is available on the company's website. This conference call is also being webcast and will be available on the Investor Relations page of the company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for participating in today's call to discuss our fourth quarter and full year 2025 results and our outlook for 2026. I know you've also seen the exciting news that Adam Zambanini will be named as Trex's next President and CEO following my retirement in late April. I'll discuss this shortly, and Adam will share a few words.

But first, let's review the quarter and the year. Against the backdrop of a third consecutive down year for the Repair and Remodel sector, I'm pleased to report that Trex finished the year with strong fourth quarter results and year-over-year sales growth of 2% and mid-single-digit sell-through for the full year 2025. Over the past few years, as R&R spending has lagged, our focus has been developing on industry-defined product innovation rooted in deep understanding of our consumer, expanding the channel partnerships in both the pro and home centers and continuing to drive operational excellence, efficiency, and safety.

Our team has higher expectations for future growth, and there are several very positive achievements in 2025 that will allow us to maintain and build on our track record of outperforming the broader market in both up and down cycles. I want to begin by highlighting the market response to Trex's new product releases. Products introduced over the last 36 months continue to show robust growth, representing 24% of our 2025 sales, up from 18% last year.

This speaks to the strength of our product design and development programs, which combine new performance features with leading aesthetics that align with consumers' evolving preferences. One clear example of this alignment is our SunComfortable™ heat-mitigating technology, which we extended to new decking products, bringing this very popular feature to a broader consumer audience at an accessible price point.

Perhaps the most exciting highlight of the past year was the success we achieved in the execution of our multiyear railing strategy. Several years ago, we set out to disrupt the railing market as we did with decking over 30 years ago. After engineering a full line of railing products across a broad range of price points and investing in best-in-class distribution and channel partners over the past two years. In 2025, we achieved robust double-digit growth in railing.

We're very encouraged by the recent stocking wins and displacement of competitive products in both the pro and home center channels. The momentum built in 2025 has us on track to achieve our longer-term goal of doubling our share of the railing market by the end of 2028.

Next, I want to turn our attention to the development of our Arkansas campus, which continues to deliver on its construction and start-up schedule, including on-site production of plastic pellets, reducing our reliance on more expensive external sourcing. When we made the decision to invest in Little Rock, the industry overall was approaching full capacity.

And then through the growth years of COVID, it became clear that capacity to meet consumer demand would be key to long-term growth. While the industry growth curve has moderated in recent years, I'm confident that the capacity we add in Little Rock will fuel Trex's growth and result in cost optimization and margin opportunities for years to come.

And lastly, we further strengthened our positioning in the pro and home center distribution channels in 2025 and into early 2026. With expanded pro channel relationships and a meaningful increase in stocking locations at the home centers covering both decking and railing products. These wins reflect the strength of the Trex brand and the advantages of our expanded product portfolio in terms of both performance and aesthetics.

Trex remains the only wood alternative supplier with a significant presence in both of the country's largest home centers, both on shelf and special order. These highlights represent the early results from increased investments we have made and will continue to make in R&D, sales and marketing, digital technologies, and utilizing our capacity to drive accelerated growth.

Our improved market incentives have resonated well with our pro dealers and contractors, and we're seeing increasing commitment to Trex as they're making their early buy stocking and selling decisions. Additionally, we've seen early positive results from our new marketing campaigns and digital investments.

Notably, sample program volumes and website traffic, which are early indicators of purchase intent, have increased considerably and our improved digital tools have helped to generate double-digit increases in lead generation for our contractors. We found that increases in our lead generation and website customer engagement over time correlates with revenue growth.

We also made significant progress in strengthening our distribution network, which will ensure unparalleled access to our products from leading national and regional distributors in North America. Midyear, we announced the expansion of our relationship with International Wood Products, building on our success with IWP in the Pacific Northwest and California. We expanded our relationship to Salt Lake City and across the Intermountain West.

Later in the year, we expanded our relationship with Weekes Forest Products, strengthening our presence in the upper Midwest, including areas in Minnesota, Wisconsin, Iowa, and North Dakota. And in November, we announced that we were expanding our relationship with Specialty Building Products in Michigan, which builds on the success of the long-standing Trex SBP collaboration.

As we turn our attention to 2026, innovation and strategic investments will continue to fuel Trex's growth. After rigorous testing, we were pleased to announce the launch of Trex Refuge™ decking in January of this year. Our code-compliant fire solution combines style and advanced fire performance with the durability and low maintenance benefits that are the hallmarks of the Trex brand. This ignition-resistant PVC decking line enables us to effectively compete in regions of the country with heightened fire safety requirements, and we are now shipping to California, Oregon, and Washington State.

When we look historically at periods of sustained growth for Trex, those periods saw Trex invest approximately 18% into SG&A. We recognize that branding reductions made during the growth years of the pandemic and subsequent years needed to be revisited to meet the current market conditions and the long-term opportunity.

Targeted investments on programs for our customers and investments in consumer branding will provide a financial return in top line growth and market share capture as they have in the past. Closely working with our pro channel and home center customers, we've identified the most important points of leverage and tailored programs to incentivize incremental growth, maximize product bundling, especially with railing and further shift purchasing within our portfolio to our more premium products.

For the longer term, you can expect to see our branding and sales investments grow in line with revenue, while other fixed SG&A spending will be leveraged with growth. We also know where and how customers get their information is evolving. We're deploying solutions that make it easier for consumers to learn about Trex decking and railing. This includes messaging to consumers through new campaigns, targeted at high-impact media, enhancing the digital experience through upgrades to our 3D visualization tool and elevating the retail experience through new point-of-sale solutions and product samples.

Early marketing metrics are all up double-digits and recent stocking position wins by Trex gives us confidence that we have the right plan in place. As you've seen in our releases today, I've made the decision to retire as CEO of Trex after nearly 23-year career with the company, including 6-year tenure as the CEO and 5 years as the CFO. While this is not an easy decision,

I am confident it is the right one, and the Board has made an excellent choice in naming Adam Zambanini to take over the role at the end of April.

Adam has been a great partner in developing and implementing major strategies over the years as well as leading a substantial portion of the overall organization in his current COO role. Adam is a strong leader and a brand builder with deep knowledge of Trex business. His passion for Trex is unmatched.

Now, I will turn the call to Adam to share his thoughts.

Adam Zambanini

Thank you, Bryan, and good afternoon, everyone. It's been a great experience working alongside a leader of Bryan's caliber. His steady guidance has made a meaningful impact on the team and the organization as a whole. We are grateful for his leadership and collaboration, and we look forward to a smooth and successful transition as we build on a strong foundation he has helped establish. As I take on the role of CEO of Trex, you can expect us to focus on execution while building momentum for the next phase of growth.

Shortly after joining the company, I led the development of the launch of a game-changing technology that redefined the standards in the decking category, Trex Transcend® decking. The product established a new benchmark for performance, combining scratch, stain, fade, and mold resistance with refined wood-like aesthetic. This innovation marked the industry's first generation of high-performance composite decking and served as a catalyst for sustained market share expansion over the following decade.

Moving forward, we will build a disciplined innovation pipeline around Trex decking that creates a durable, defensible moat and raises expectations across composite and PVC decking category while continuing the longer-term conversion from wood. Also, we will continue to capture additional meaningful market share by executing our railing strategy. Trex is the market leader in alternative railing with the broadest portfolio of products available for every residential application.

Performance engineered for your life Outdoors is more than a tagline. Our decking is evolving to perform across diverse environments with heat-mitigation technology, submersible marine capabilities and with the recent launch of Trex Refuge™, ignition-resistant solutions for dry fire-prone conditions. We want to continue to push the limits of where our products can go and be at any price point with those features that consumers expect from their project.

Looking ahead, I am committed to developing new standards for innovation at Trex and take full advantage of the substantial growth opportunities we see on the horizon. Stay tuned for more on this as we move through the year. Our brand is a powerful driver of consumer appeal, and we will continue to leverage that through expanded marketing efforts to highlight the unmatched value of the portfolio of products.

And as we plan for the future, we will navigate the dynamic industry landscape to build a clear roadmap for continued success. As you have seen from our release, and you will hear from Prith in detail in a moment, we are expecting 2026 to be another year of growth. I look forward to participating in upcoming conferences and meetings to keep our investors and analysts updated on our initiatives and to sharing additional insight into our vision of the future.

Now, I will turn the call over to Prith for his financial review.

Prithvi Gandhi

Thank you, Adam, and good afternoon, everyone. I'll now review our fourth quarter and full year 2025 results. Please note that unless otherwise stated, all comparisons discussed today are on a year-over-year basis compared to the fourth quarter and full fiscal year 2024. In the fourth quarter, net sales were $161 million, a decrease of 4% compared to $168 million in the prior year period. Results came in approximately $17 million above the midpoint of our fourth quarter revenue guidance, primarily due to higher-than-anticipated railing sales in the back half of Q4, continuing to demonstrate the strength of our railing product portfolio. Decking shipments for the quarter were also slightly better than we had forecasted.

As of the end of the year, we believe channel inventories were at 6 to 8 weeks at the low end of historical levels, but appropriate given our new level loading and inventory management program. Gross profit was $49 million, down from $71 million and gross margin was 30.2%, down compared to 42.3% in the prior year. This decrease is primarily the result of two changes in accounting methodology that Trex adopted in Q4 2025.

First, we elected to change the company's inventory accounting method from LIFO to FIFO to improve comparability with other companies in our industry, to more accurately reflect the value of the inventory on the consolidated balance sheet at each reporting period, and to be consistent with how the company manages its business.

While this change had no impact on the 2025 income statement or cash flow statement, it resulted in an upward restatement of our Q4 2024 gross margin, resulting in most of the decline in year-over-year gross margin in Q4 2025. Please refer to the reconciliation tables in Footnote 2 of the company's 10-K for further details.

In addition, we changed the valuation methodology to our warranty reserve estimate, which resulted in an expense of $6 million in the fourth quarter. These changes were partially offset by plant efficiencies from higher utilization.

Gross profit results included onetime start-up costs related to the Arkansas facility and onetime railing conversion costs totalling $1 million. Excluding these items, adjusted gross profit was $50 million. Selling, general, and administrative expenses were $45 million or 28% of net sales compared to $39 million or 23.4% of net sales in 2024.

The majority of the year-over-year increase was related to higher personnel-related costs. In the fourth quarter, onetime expenses related to digital transformation activities and the start-up of the Arkansas facility were approximately $1 million. Excluding these onetime expenses, SG&A was $44 million or 27.4% of net sales. Net income was $2 million or $0.02 per diluted share versus $22 million or $0.20 per diluted share.

Excluding the previously mentioned onetime charges incurred in the fourth quarter, adjusted net income was $4 million and adjusted diluted earnings per share was $0.04. EBITDA was $20 million or 12.7% of net sales compared to $45 million or 26.9% of net sales last year. Adjusted EBITDA was $22 million. Note that the Q4 2025 adjusted EBITDA, adjusted net income, and adjusted EPS do not add back the $6 million warranty reserve estimate expense.

Turning to our full year results. Net sales for full year 2025 totaled $1.17 billion, a 2% increase compared to $1.15 billion, primarily due to pricing across all product categories and expansion in railing placements during the year. Net income was $190 million or $1.78 per diluted share compared to $238 million or $2.20 per diluted share in 2024. Excluding onetime charges incurred during the year, adjusted net income was $201.7 million or $1.88 per diluted share and adjusted EBITDA was $336 million.

For 2025, adjusted EBITDA, adjusted net income, and adjusted EPS do not add back the $6 million warranty reserve estimate expense. I want to comment on inventory levels at year-end. Our inventory level decreased by approximately $18 million year-over-year. As previously mentioned, in 2025, Trex elected to change its inventory accounting method from LIFO to FIFO, which had no impact on the 2025 income statement or cash flow statement.

However, because of this change, we restated our 2024 year-end inventory balance from the previously reported $207.3 million to $257 million, which resulted in the reported inventory decline from 2024 to 2025. 2025 operating cash flow was $358 million compared to $144 million in the prior year. The increase was primarily a result of inventory reductions in the current year compared to prior year inventory build and higher collections in 2025.

Consistent with our capital allocation strategy and continued confidence in our long-term outlook, we returned $50 million to our shareholders in 2025 through the repurchase of approximately 1.5 million shares of our outstanding common stock at an average price of $32.75. We also invested $233 million in capital expenditures in 2025, primarily related to the build-out of the Arkansas facility.

Our Board of Directors has authorized a $150 million share repurchase program to be completed in the first half of 2026, subject to equity market conditions. In addition, we intend to continue opportunistic share repurchases throughout the balance of the year, reflecting current valuation, our conviction in the long-term outlook for Trex, and the meaningful reduction in 2026 capital expenditure as the Arkansas facility is now substantially complete. Before moving to our 2026 outlook, I want to spend a minute on our approach to capital allocation.

First and foremost, Trex's priority is always to create shareholder value by funding our long-term organic growth through capacity expansion that meets expected consumer demand. With the completion of the Arkansas facility in 2026, we will have the capacity to service growth for years to come and therefore, expect to generate meaningful additional free cash flow in the foreseeable future.

Consequently, at this time, share buybacks will be a significant use of capital. That said, Trex is also likely to become more active in executing strategic tuck-in acquisitions to expand our growing portfolio of outdoor living products. We take a very disciplined approach to evaluating acquisitions by comparing their potential risk-adjusted returns to the return from ongoing share repurchases and moving forward only if acquisitions returns outweigh buying back Trex shares.

Now turning to our 2026 guidance. For the full year 2026, we expect net sales to be in the range of $1.185 billion to $1.23 billion, representing low-single-digit to mid-single-digit percent growth year-over-year in an R&R market that is expected to be slightly down to flat relative to 2025. Adjusted EBITDA is expected to range from $315 million to $340 million and includes approximately $8 million in currently expected adjustments for the full year, mostly related to digital transformation initiatives and railing conversion.

These adjustments are evenly split between COGS and SG&A. SG&A expenses are expected to be approximately 18% of net sales for the full year. Interest expense is expected to be $10 million to $12 million. As a reminder, Trex has consistently been paying cash interest on its line of credit balances for the past several years. However, because of the construction of the Arkansas facility, GAAP accounting rules required us to capitalize interest expense on the balance sheet as a construction in progress item that would otherwise have been recognized on the P&L in both 2024 and 2025. With the completion of construction scheduled in 2026, we will once again be recognizing interest expense on Trex's consolidated income statement in 2026.

Depreciation and amortization of approximately $85 million with approximately 45% occurring in the first half of the year and approximately 20% of the full year D&A within Q1 2026. As previously communicated, the additional depreciation is related to bringing our new Arkansas decking lines to production-ready status during 2026. In 2027, annual depreciation will be at an annual run rate similar to D&A exiting Q4 of 2026.

We are projecting an effective tax rate of approximately 25.5% to 27% for the full year, and capital expenditures are projected to be approximately $100 million to $120 million for the full year. For the first quarter, we expect net sales to be in the range of $335 million to $345 million.

With that, I will now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Prith. While we've been operating in a challenged R&R space for an extended period, Trex has substantial runway to convert the market from wood and increase wood alternative decking and railing market share to Trex. We are committed to product innovation and through our marketing investments, we will ensure the continued strength of the Trex brand, making us top of mind with consumers when they're making their outdoor living decisions.

These actions, along with strategic capital allocation decisions, including the $150 million share repurchase authorization through the first half of the year and likely additional purchases later this year will result in a meaningful return of capital to shareholders. We expect share buybacks to remain a key priority with a significant increase in free cash flow in 2026 and the coming years as we drive revenue and earnings growth and build shareholder value.

Operator, please open the call for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions]. The first question today comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hi, guys. Thank you very much for taking my questions. The first one is on the implied growth is 1% to 5% in that ballpark in a flattish to slightly down market. I mean is it fair to think that you guys are assuming decking will be up sort of low single digits with railing being up double digits?

Bryan Fairbanks

Yes. We do expect railing to be up double digits, continue driving of those share gains that we've seen this year, and we expect to see in 2026 and beyond. I think that's the right way to look at it from a decking perspective as well. We do have some shelf space wins. We are seeing benefits from the new programs that we've put in place. And then the way we've ranged the guidance is at that low end, if we continue to see weak negative type R&R at the low end, if we see R&R starts to improve, especially in the back half of the year, a little bit closer to that higher end of the guidance.

John Lovallo

Understood. And typically, you guys will provide sort of a next quarter sales outlook and sometimes an adjusted EBITDA margin view. I mean, can you give us an idea of how maybe you're thinking about these metrics or maybe just the shape of the year in general?

Prithvi Gandhi

Yes, John, thanks for the question. In terms of the shape of the year, we gave you the full year's EBITDA range for $315 million to $340 million on an adjusted basis. For Q1, I mean, the best way to think about it is in terms of EBITDA again, as I said in my prepared remarks, D&A is about 20% of the full year. That will be about $17 million to $18 million.

The SG&A in the quarter should be about 100 basis points more than it was last year, and that's the continued investment in marketing that we spoke about in Q3. And then in terms of gross margin, if you look at kind of where consensus was before the call here, we're going to be about 100 basis points below that, and that's largely because of, again, the higher growth of railing, the higher depreciation, and that's partially offset by pricing.

John Lovallo

Prith, that's for the full year, that 100 basis points you're speaking of. For the gross margin?

Prithvi Gandhi

It's Q1.

John Lovallo

Q1. Okay. All right. Thanks very much, guys.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Susan Maklari with Goldman Sachs. Please go ahead. Susan, is your line muted?

Susan Maklari

Yes. Can you hear me now?

Operator

Yes.

Susan Maklari

Okay. Sorry about that. Well, first off, congrats to both Bryan and Adam on the announcements there. I'm looking forward to working with you more, Adam.

Adam Zambanini

Thank you.

Susan Maklari

My first question is talking a bit about the outlook as you think to the spring. Can you talk to what you're hearing from your contractors as they're starting to perhaps build some of their backlogs in some of those markets, especially the ones that maybe aren't quite so impacted by weather? And you noted that you're seeing some pretty strong demand out there for samples and web traffic and just what that could imply for revenues as we look to the season?

Adam Zambanini

Yes. So it's definitely a challenging environment as you see the flat home improvement spending. But as we look at it, we're still seeing our top-tier contractors still booked out probably in some cases, in the rougher parts in terms of weather, 4 to 6 weeks and then better weather, probably 6 to 8 weeks. So from that perspective, we feel good. And we've actually had two TrexPro events this year to cover our highest end of the network, and they all felt that this year was going to be better than the previous year that they had, and we did some polling on that across the contractor group.

So that was good. We've also got some placements that we've picked up at retail, incremental placements when we look at the decking and the railing. And so we feel good from the position that we are as we move forward on that front. So there's a lot of signs plus the marketing metrics, as you mentioned, have been very solid this year, more than we saw the previous couple of years in terms of when you start to look at searches from contractor searches to dealer searches, some of those metrics have been a lot better here this year.

Susan Maklari

Okay. That's helpful. And then turning to SG&A. You talked through those investments that you expect to make in terms of brand and sales. Can you talk to how the efforts around data, and the digital transformation will play a role in that? And what that could also mean as you think about leveraging some of those costs?

Bryan Fairbanks

Yes. We've done a lot of work on the digital transformation side of the business over the -- primarily over the last 12 months, but the planning for that started 18 months ago. We are starting to see some of the benefits now where we're able to better understand what those market drivers are as we're seeing volume come through our website, they're engaging with various parts of it that I consider to be sales drivers. That's going to be your purchasing of samples, contractor leads, looking for a contractor or looking for a dealer, and things like that.

So all of that information together and being able to derive information out of that so we can better target those customers over the long term. I'm extremely excited about the path that we have going forward from a digital transformation perspective. We've got the right people in place from a marketing perspective as well as the IT group and a lot of great things as we move forward.

Susan Maklari

Okay. Thank you both and good luck with the quarter.

Bryan Fairbanks

Thank you.

Adam Zambanini

Thank you.

Operator

The next question comes from Phil Ng with Jefferies. Please go ahead.

Philip Ng

Hi, guys. Bryan, thank you for all the help over the years and Adam looking forward to working with you more as well.

Bryan Fairbanks

Thanks Phil.

Adam Zambanini

Thank you.

Philip Ng

I guess to kind of kick things off, John asked a question about your top line revenue guidance. Midpoint is about 3%. Can you help us unpack how much of that is via load-in because you've had some wins at home centers? And from that standpoint, any color on what price point for decking, how big of a contribution perhaps is railing? And then as well as pricing - I think you got some carryover pricing - just kind of help us unpack the outlook you've provided.

Bryan Fairbanks

Remember in the last call, we did talk about higher incentives going into the market. So our net pricing for the year is flat. While there is some pricing going in, that is being offset by incentives in the marketplace. As it relates to the guidance piece of it, from an infill perspective, we will have some benefit early in the year on that. But of course, that product needs to turn.

And while there's a meaningful number of shelf spaces out there, the product infills on their own aren't that big of a number. Those products need to turn within those environments. And we have shown historically with the additional shelf space, we will see the turns on that. We've been extremely happy with the additional shelf space that we've gotten both in decking, but also on the railing side.

In many cases, we're seeing our new Trex railing systems being installed on non-Trex-related decks. Big part of that is because of the quality of the product that we have going in, but also because it's readily available. It's right there on the shelf and they have the ability to immediately get everything that they need to be able to build out that rail and complete the project, whether they're a contractor or a DIY consumer.

Philip Ng

Okay. Great color. And in some of the success you called out bundling railing, any other categories that stand out? I know you talked about potentially more bolt-on. Just one more perspective there or potentially any JV opportunities with any other partners?

Adam Zambanini

Yes. We definitely talk about tuck-in. Recently, we got into the fastener category in a much larger way. So that's the first area that every single time you sell, you have to attach it with some sort of fastening system. So we've seen great growth in that area. And then you've seen some of the licensed products that we have, which kind of gives us the opportunity to, I will call it, taste test, or see what the preferences are in some of these categories, which lead us into maybe there's something along those lines from a tuck-in perspective.

But when I think about the backyard, we want to own the backyard. So we have a fencing product line that I think is probably the best bar none in the industry. I don't think we do enough to market it. I also don't think we do enough in terms of when we look at a broad range of that portfolio, how we can compete in every segment even beyond composites, kind of like what it looks like from a railing perspective. So I think there's a lot of opportunities when I think about outdoor living and where we can go, and that can even expand to the envelope of the house as well.

Prithvi Gandhi

And Phil, just to add to Adam, the other kind of tuck-in types of things that we could look at are things that improve our cost position, things in manufacturing, vertical integration, and those types of things. So there are opportunities like that as well.

Philip Ng

Okay. Thank you.

Bryan Fairbanks

Thanks, Phil.

Operator

The next question comes from Ketan Mamtora with BMO Capital Markets. Please go ahead.

Ketan Mamtora

Good afternoon. I want to extend my congratulations to both of you all as well and look forward to working with you Adam. Maybe just starting with -- on the PVC side, you talked about kind of first of several new products. Should we think of it as there are other products along these lines that you are looking to launch or these could be kind of other products, not necessarily on the PVC side?

Adam Zambanini

Yes. So I think when you look at PVC, there's really two parts of the country where you see PVC the most. You see it in New England, and you see it on the West Coast when I see it a lot. When you get to the West Coast, a lot of times, that's around fire. And when I think about fire, I don't think we should be locked into some sort of a material set of only PVC.

So -- when we think about that in the future of it, yes, we will be in that PVC category, and there could be other products within that umbrella. But it would be when we look at all the different segments and classifications because there's different levels of fire that are out there today, it is how can we compete aggressively to take that market share away from PVC? And that is going to definitely be on my radar screen.

And the same thing when you look at New England, it's a little bit different. It's not as focused as much around fire. There's just a segment there of contractors that have been in PVC for the last decade or two. And there's some performance features in terms of some things: workability and all that, that I think that from that segment of contractors, we're going to target aggressively, and we're going to go after ways that we can convert those contractors over to WPC.

Ketan Mamtora

Understood. That's helpful. And when I think about your full year guidance at midpoint, you talked about the 3%, should we assume sort of sell-through also in the similar range, meaning there are no sort of inventory changes that we should be thinking about?

Bryan Fairbanks

Yes, that's correct.

Ketan Mamtora

Very helpful. I'll turn it over.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. It seems like this railing initiative is having substantial success. Is this raising your attachment rate? Is it soon enough to say that it had that effect?

Bryan Fairbanks

Yes. Attachment rate is notoriously difficult to calculate. That's why we are using a market share metric on it. But we are hearing through our contractors that with products that we didn't have in the past, the steel system, the entry-level aluminum system, our new T-Rail system, that they are making that conversion over from competitive products over to Trex products. So we are pleased from that perspective. We'll continue to work to try to create something that gives a better view of attachment rates, but it varies widely from region to region and trying to get really good information on that is a challenge. That's why we think market share is a better metric to use from a market perspective.

Keith Hughes

And is there any holes in your railing portfolio now that you think you need to add either third party or acquisition?

Adam Zambanini

We have an unbeatable railing portfolio. When I look at this right now, this reminds me the decking category over 20 years ago where there used to be 20-some different manufacturers. That's the same issue when you look at railing. When we look at our number two and number three competitors on railing, we consider them regional competitors. So we think there's a tremendous opportunity to take market share from a significant amount of regional players that are out there, and nobody has the portfolio to contend with Trex from top to bottom. So could we do tuck-ins? We could. Do we have to? No, we don't have to.

Keith Hughes

Okay. I mean the down- not downside - but the gross margins are lower on railing than deck board. Is that correct?

Bryan Fairbanks

Yes, that is correct. With the tariffs coming through, that was a significant headwind. Last year, we did take some pricing. Now we're giving that back through other incentives in the marketplace. But over time, we will be working on strategies that will close in that gap and expect over time that we can close it completely.

Adam Zambanini

Keith, the thing when you look at this is volume is a great thing for Trex. We manufacture a significant volume in decking. And the more volume we can get in railing, the more opportunity for continuous improvement. So we're going to be able to leverage the scale of railing over time. And therefore, the success you saw in the margin expansion on decking, we're going to take the formula that's worked with Trex over the last 15 years, and we're going to apply that to railing moving forward. So you're going to see more vertical integration on railing just like you did on decking over time.

Keith Hughes

Okay. All right. Congratulations on results and thank you for all the help over the years, Bryan.

Bryan Fairbanks

Thanks, Keith.

Operator

The next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi guys. Good afternoon. Maybe just my first question, Bryan, just the tone of your voice is a lot different than maybe it was three months ago. And so I'm just kind of curious if you could kind of maybe walk through what's kind of changed in terms of how you're kind of assessing the environment as we kind of come into '26?

Bryan Fairbanks

Well, a couple of things. First, it was a considerable reset that we had in the third quarter. And I always understand how difficult those things are going to be. Everybody's model needs to change. I don't take that lightly when we do that. I think on the other part of it is related to where the marketplace is. Going into that, it assumed that there would be a further deterioration in the R&R sector during the fourth quarter. We did not see that. And as we moved our way through the quarter and now here at the end of February, we're also starting to see the benefits of some of those actions I talked about in the third quarter call. So I'd say those are really the two things that the key difference from last call to this call.

Tim Wojs

Okay. And I guess when you look at SG&A, I think this year, it will be somewhere like, call it, $220 million -it's up $40 million from basically '24 levels - I guess, a) what is the split there between field resources and kind of marketing? And then I guess the second question, just bigger picture: is there any scenario where you would look at investing more than 18% of sales going forward?

Bryan Fairbanks

Yes. There's carryover of additional headcount coming in from the sales team from last year. The largest piece of it is going to be on the marketing side. We're not going to get into exact splits on it. I think at this point, I don't know if Adam would add anything, I mean, from my perspective, I'd be surprised if we were to go over that number.

Adam Zambanini

Yes, I don't see us going over that number. We've only done it a couple of times in our history, and if it's an opportunistic point of view in terms of the markets doing really well as we move forward and we had the ability to expand revenue, we would look at that. So I think from that perspective, could it happen? Yes, it could happen, but I don't expect us to go over it.

Tim Wojs

Okay, great. Well, good luck on everything and thanks for the help, Bryan.

Bryan Fairbanks

Thanks, Tim.

Operator

The next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi everyone, thanks for the question. My first question is on gross margin. I think last quarter, you talked about down 200 basis points in 2026. Is that still the right ballpark?

Prithvi Gandhi

Hey Ryan, thanks for the question. So look, I think, again, relative to kind of where consensus was before our announcement here, we think we'll be about 100 basis points lower for the coming year. Yes. So that's -- I mean -- sorry, one second. Yes, we'll be slightly below where the preannouncement consensus was. So I think consensus was around 37.4%, 37.5%. So that's kind of the ballpark that we will be for the full year. And the main difference is we gave you guidance today for full year D&A of $85 million. I think the Street is a little bit lower than that.

Ryan Merkel

Okay. Well, just a follow-up there. I thought that gross margin comment was a 1Q comment, but it sounds like that applies to all of '26…

Prithvi Gandhi

It happens to be similar -- it happens to be the same for Q1 and the full year.

Ryan Merkel

I see. Okay. Thanks for clarifying that. And then on the marketing spend, it sounds like you're seeing some early progress there. I'm curious what -- if you were to rank what tactics are working the best, I'd be curious what that is. And then what other milestones are you watching for through the year to see that you're getting a return on investment there?

Bryan Fairbanks

Yes. I prefer not to get into the tactics that are specifically working the best for us. But I think the way to best refer to it is that we closely watch where the spending is going. And if we see something isn't working, we will pivot off that quickly. That goes back to the earlier question about digital technologies and understanding the reach that you're having with your consumers, how are they interacting then with our channel partners that are out there. And so if we need to make a change, we make a change pretty quickly. And if we see something that is working well, we double down on that. But we're not going to try to get into the specifics of what each one of the items right now.

Ryan Merkel

Yes. Fair enough. I guess maybe a follow-up, though. Are contractor conversions, I assume that's a part of the strategy. Are you seeing that yet? Or is that maybe something you'll see more through the year?

Adam Zambanini

Yes. No, this is the time of the year you start to see some of the contractor conversions at the beginning of the year, and those continue throughout the year. So we've definitely seen some contractor conversions. We've definitely seen some dealer conversions. We leveled up on our program on the contractor program and the dealer program, and that's been positively viewed from customers. And so therefore, we've won some people back into our camp as we move out into 2026.

Ryan Merkel

That's great to hear. Alright. Well, congrats, Adam. And thanks, Bryan. It's been great working with you.

Operator

The next question comes from Collin Verron with Deutsche Bank. Please go ahead.

Collin Verron

Thanks for taking my questions. Congratulations, Bryan and Adam. I just want to start with the comment in your prepared remarks, Bryan, that industry growth curve has moderated. Can you just expand on that comment and how you're thinking about the long-term growth sales algorithm for decking and railing in the industry and maybe Trex?

Bryan Fairbanks

Yes. Specifically, I was referring to it moderating coming out of COVID, and then we've seen three down years in Repair and Remodel. As I look out over the long term, I'm very bullish on the Repair and Remodel sector. And that's because we have had three years of down spending along the way. There's probably some piece of there's some catch-up from COVID and there's general economic weakness out there. But homes are at a record age at this point.

We know there is a large population, 40 million, 50 million decks in North America that they're aging, they're going to need replaced. In the past, we would see Repair and Remodel recover after two years. So the word unprecedented - three years - is used quite regularly. We're not sure where 2026 ends up. I think we're very similar to many other companies that are reporting right now. But I have no doubt it's going to come back. We're going to make sure we're going to invest in the appropriate products, marketing, and our brand that when that's there, we can be driving well above market returns.

Collin Verron

Great. That's really helpful color. And then I just wanted to touch on the gross profit margin bridge again. Any color as to sort of what level of inflation, you're expecting in some of your cost categories and maybe how you guys are thinking about continuous improvement in 2026? And then lastly, how are you guys baking in any benefit from the lapping of the costs associated with the improvements in the Enhance® deck board and I guess, the warranty expense that you just called out in the fourth quarter here?

Prithvi Gandhi

So there was a lot -- a couple of things. In terms of the gross margin bridge, as we said in the last call in Q3 as well, basically, we are going to have product -- we always have productivity projects, and they do offset a lot of the decline that we see in gross margin this year.

But we -- as we told you in the last call, we aren't -- our productivity and our pricing, we were able to offset some of the -- all of the additional discounting, but we also had this big depreciation headwind. And then there was the mix change in the higher growth from railing that we weren't fully able to offset. So that still continues, and that's why you see overall the 100 basis point decline in gross margin.

Collin Verron

Great. Helpful color. Thank you.

Operator

The next question comes from Trevor Allinson with Wolfe Research. Please go ahead.

Trevor Allinson

Good evening. Thank you for taking my questions. And I'll echo congratulations to both Bryan and Adam. First one on railing, you guys talked about double-digit growth. Here, you're expecting double digits again in 2026. Given all this growth, can you size that business here for us as we're exiting 2025?

Bryan Fairbanks

It is not a separate business segment for the company. So we will provide market share indicators as we move forward as we continue to grow that, but we've not broken that out as a separate business.

Trevor Allinson

Okay. Understood. And then second question, going back to the revenue guide. Similar to what you guys have seen in the last couple of years, but you're ramping marketing spend this year. You've also got some wins with the home centers filtering in throughout the year.

I guess the question would be, how do you expect your growth rate compares to the decking market overall in 2026? And then have you built in the tailwinds from this additional marketing spend into your number? Or would that be potential upside to your expectation should you see some really strong execution with those initiatives?

Bryan Fairbanks

We've outperformed overall Repair and Remodel considerably over the last couple of years. I would expect our growth to be somewhat ahead of the general overall growth for the decking and railing marketplace because of those account wins as well as the marketing we're doing. Remember, part of that marketing is making sure that our name is in front of everybody for the long-term benefit of the Trex brand as well.

Trevor Allinson

Okay. Makes sense. Thank you for all the color and good luck moving forward.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Michael Rehaut with JPMorgan. Please go ahead.

Michael Rehaut

Great. Thanks for taking my question and congrats, Bryan. I appreciate working with you all your help. And Adam, look forward to the future working with you. First question just on -- I wanted to get a sense kind of big picture, how you're thinking about where the composite decking share is within the broader decking market. I mean I think last data point we had was maybe around 25%.

I wanted to kind of understand if that's still the case as we close out 2025 and how maybe we should be thinking -- what's been the share gains of composite versus the broader decking market over the last couple of years, how maybe we should think about the next couple of years?

Adam Zambanini

Yes. So it's about 25% when you look at wood alternative, it's about 21% in wood plastic composite. It's about another 4%, 4.5% in the PVC. And so that's why we have interest there is there's only really two players that are really of any magnitude in that PVC category. So we're definitely going to be looking at targeting that in addition to the wood segment, which is still the 75% share in terms of conversion there.

And both the wood plastic composites and the PVC markets are both growing moving forward in terms of like projections, they're anywhere from -- the latest one was 1.7%. So 1.7% on the growth. We've been outperforming that in the last several years.

Michael Rehaut

Okay. No, I appreciate that, Adam. I guess, secondly, you've highlighted some of the strength in distribution agreements in your press release and in the prepared comments. We heard from one of your competitors a couple of weeks ago around some of the challenges that they've been having with market share as well.

So I wanted to kind of get a better sense of how you anticipate some of those shifts playing out over the next year or two? And if there's any way to think about how those share shifts might be benefiting Trex from a top line perspective?

Bryan Fairbanks

I think what you're seeing in the marketplace is your best distributors in specialty building materials. And I think it's important to recognize those are the distributors that we focus on. Those distributors are focusing on the top two companies that have composite decking, railing type products that are out there. We're pleased with the footprint that we have today.

Some of the announcements we made last year were just some fill-ins that we felt that we needed to address expanding relationships with current business partners that we had in areas that we felt that we could be a little bit stronger. But overall, very comfortable where we are and pleased with those that represent the Trex brand.

Michael Rehaut

Great. Thanks.

Bryan Fairbanks

Thanks.

Operator

Next question comes from Reuben Garner with Benchmark. Please go ahead.

Reuben Garner

Thanks. Good evening, guys, and congrats, Bryan and Adam to you both. Let's see. So any -- are there any costs or were there any costs in the fourth quarter associated with the shelf space wins you had? Or do you foresee any on the way? I know in the past, you've had to kind of buy inventory in some cases. Is there anything like that embedded in either the outlook or in the fourth quarter numbers?

Bryan Fairbanks

No. There's nothing in the fourth quarter number. There are some costs as we move through this year. That is embedded within the guidance.

Reuben Garner

Okay. And then a question on the way it works with contractors and some of the adjustments you've made to marketing spend or incentives. Are any of your competitors or are you guys locking in any contractors with like aligned agreements that maybe some of the benefits of your changes might kind of take hold more in '27 than '26 necessarily? Is this something we could see longer-term benefits from as well? Just curious on how that works from a contractor standpoint.

Bryan Fairbanks

We have a mix of contractor agreements in the markets. And I would say they're less formal when especially when you start talking about exclusivity. The contractor is working exclusively with the brand; they're doing it out of choice because they are getting the strongest support from that organization. They're getting the best products. There are incentives that come along with it.

There's growth incentives and things along that -- along those lines. But a large portion do work with multiple brands. They want to keep some flexibility in the marketplace. We've got a good share of fully exclusive contractors that are in the market as well as contractors that use a variety of different brands and Trex is their largest driver of their business.

Reuben Garner

Great. Thanks guys and good luck this year.

Bryan Fairbanks

Thanks.

Adam Zambanini

Thank you.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Good afternoon and congrats to both of you, Bryan, best of luck on your next chapter. And Adam, congrats on the new role, well deserved. So I guess, first, and I know, we've spent some time on the guidance there. But as you kind of look at the puts and takes on the full year guide, specifically, around the implied EBITDA margins, I think there's about 100 basis point difference there from the high to the low end. I guess really what gets you to the -- maybe the high end versus the low end, specifically around the EBITDA margin range for the year?

Bryan Fairbanks

Volume. I mean that's going to be the strongest driver, whether it's going to be this year, we get that higher volume, that absorption is coming through. I think it's an important point to make for everybody on the call. As Trex adds volume to our existing capacity as well as new capacity, that improvement in gross margin and EBITDA margin starts coming through quickly. I think back to the early years, 2012 through 2019 time frame, I'd encourage you to go back and look at some of the margin improvement. Now some of that came through some of our own cost improvements we were doing, lower-cost polyethylene. But a big driver of that was filling existing capacity that we have here. And that is a significant opportunity for the company to continue driving that, more dollars back to our shareholders.

Trey Grooms

Yes. I recall back in the day, a lot of attention around utilization rates, capacity utilization, and the powerful influence it can have on your margins. So that's good to hear. And then,

Bryan Fairbanks

Absolutely.

Trey Grooms

Adam, secondly, kind of bigger picture maybe as you take the reins here, any strategic or operating changes maybe that you see here or that we should be kind of expecting on the horizon as you're entering your new role?

Adam Zambanini

Yes. Great question. When you think about it, we've been working together for a long time, Bryan and I. And so we've been pretty in lockstep on the strategy. So there's no hard changes. But when I think about the leadership team, we're going to be focused on the roles that are going to kind of reshape some of the cultural things. The performance standards, I think I bring an innovation angle. Some of my philosophy is some of the hardest experiences are the best experiences. So in my mind, we need to change the game in terms of our products on decking. So a color or a streak to a deck board, that to me is table stakes these days.

We need to somehow make an impactful or a dent in the market, right? And so that's what I'm going to be after is what is going to build that, I call it the durable defensible moat that we can compete in and nobody else can. And so you will see me really focus on some of those things on the high-performance innovation, and we've talked about performance engineered for your life outdoors.

Now you're starting to see some of these applications, right? I believe we're the leader in heat mitigation technology. We're now focused on submersible marine applications. And then now fire is a big thing that we're really chasing going after. So I think you're going to see different forms of innovation from Trex moving forward, and that will be some of the things that will be evidenced, I think, as you look after my first year here at the helm of Trex.

Trey Grooms

Very encouraging. Thanks for taking my question and best of luck guys.

Bryan Fairbanks

Thanks Trey.

Operator

The next question comes from Adam Baumgarten with Vertical Research. Please go ahead.

Adam Baumgarten

Hey guys, thanks for taking my question. Just one quick one for me. Just on the gross margin. Prith, can you just give us an actual number just because there's a lot of different consensus numbers out there. I just want to make sure we're thinking about this properly.

Prithvi Gandhi

Yes, for the full year?

Adam Baumgarten

Yes.

Prithvi Gandhi

Yes. Again, around mid-37% gross margin against the -- our midpoint of our guide on revenue in that ballpark.

Adam Baumgarten

Okay. Thanks guys.

Prithvi Gandhi

Thanks.

Operator

The next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening, everyone. Thanks for taking the questions. Best of luck to both Bryan and Adam going forward here. Just a question on the revenue cadence. Apologies if I misheard it. I think you guided to roughly flattish revenue in Q1 on a year-over-year basis. And maybe that suggests the second to fourth quarter would be up 4% to 5% year-over-year. So just anything to that, just timing of channel inventories, etcetera, just what would be driving that?

Bryan Fairbanks

Yes. Shaping, first, from a first quarter perspective, we've talked a lot about inventories in the past. We do not want to have excess inventories in the channel regardless of how the market turns. We will have the ability to supply our customers. We've also gone through some rough weather in the past 30 days or so. So again, part of the reason not to put anything additional into the channel during the early buy period. When we look at it from a shaping perspective, roughly in line with last year from a first half versus second half, let's call it slightly lower in the first half than the second half, but otherwise, similar.

Matthew Bouley

Okay. Perfect. Thank you for that, Bryan. And then secondly, back on the gross margin. So, I think if I heard you correctly around Q1, you're talking sort of a low maybe 38% gross margin. And correct me if I'm wrong, but sort of what you just said around the full year seems to -- yes, go ahead.

Prithvi Gandhi

No, last year, I think we were about 40.5% gross margin. So about 100 basis points below that.

Matthew Bouley

Okay. Got it. I thought you're talking about relative to consensus. Okay. That makes a lot more sense. Well, I guess the question ends up similar. What I was trying to get at was, obviously, given the depreciation comments you gave, certainly, the headwind gets fairly larger as you go through the year, and it's a lot bigger in Q4. Is there just any other sort of positive offset to that gross margin, Q2, Q3, Q4, maybe thinking kind of your level loading production, etcetera, that might offset some of that kind of mounting D&A headwind?

Bryan Fairbanks

Yes. There's always going to be opportunities. We've got a strong group that's always focused on continuous improvement. We have a significant number of projects that will enter into the system and will start generating benefits from that this year. There's always more opportunity as we go forward. That team has over delivered the past couple of years. So we'll be looking for them to deliver on that, trying to keep the -- not assume that all of that's going to come through, but I can tell you the management team is absolutely focused on driving improvement to those numbers.

Prithvi Gandhi

Yes. I mean we look -- we always look for ways to optimize the use of the lines and so forth. So that's always things that we look at to drive improvement.

Matthew Bouley

Okay. Thanks guys. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi. Good evening. I wanted to start with more distributors adopting the full portfolio of railing solutions. Were there certain railing SKUs that were bigger drivers in '25, such as price points or any other ways to parse that out? And do you think the same drivers help in '26?

Adam Zambanini

I think it's really across the board. Trex competes at the lowest end against vinyl PVC rail. We've offered an opening price point aluminum rail. Then we step up into wood plastic composites and then we go back to, once again, higher-end aluminum that has what we call rod rail, cable rail, glass rail - once again, nobody has this broad portfolio. And so we've seen wins across the board in every single segment because the issue with railing is there's a tremendous amount of working capital tied up to the amount of SKUs there.

And if you're carrying three or four brands of railing, you generally -- your margins is hard to turn a profit on that. And so by consolidation into one brand, getting your counter salespeople to only focus on Trex makes you highly profitable. So from there, the consolidation just makes a lot of sense, plus our service levels are bar none the best when it comes to this part of the portfolio. So that's another reason why you want to partner with Trex. You got the brand, the best product portfolio, the best service, why not Trex.

Steven Ramsey

Okay. That's great insight. And then secondly, on incentives from a bigger picture, with Arkansas set to provide much better margins as volume ramps up, does that give you capacity to further expand incentives in the next couple of years to continue driving volume?

Bryan Fairbanks

I wouldn't say that the capacity is there to drive incentives. The capacity is going to be there to support volumes along the way. I think we're in the right place from an incentive perspective. We haven't seen escalation from that perspective in the marketplace. So there was some catch-up that we needed to do. We talked about that in the third quarter. And everything that we've heard from the channel is we're in the right place. And a lot of these programs are driven by growth to be able to earn out those incentives.

Steven Ramsey

Okay, that's great color. Thank you.

Bryan Fairbanks

Thanks. Appreciate the questions.

CONCLUSION

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

Bryan Fairbanks

Adam, Prith, and I look forward to seeing you at conferences and other meetings in the coming weeks. Thank you to everybody on the call that have supported me, both as CEO and the Trex Company as a whole. Have a great evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.